UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007

POPE & TALBOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7852	94-0777139
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 S.W. First Avenue, Suite 200 Portland, Oregon	97201
(Address of principal executive offices)	(Zip Code)

(503) 228-9161

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 13, 2007, Michael Flannery resigned as the Chairman of the Board, President and Chief Executive Officer of the Company, and as a director of the Company, and announced his retirement as an employee of the Company to be effective on June 30, 2007. Also on April 13, 2007, the Company hired Harold N. Stanton to join the Company as President and Chief Executive Officer, and named Lionel G. Dodd, the current Presiding Director of the Company’s Board of Directors, to the position of non-executive Chairman of the Board, both effective immediately.

Harold N. Stanton, age 56, has been a director of the Company since December 2006. In February 2007, he retired from Louisiana Pacific Corporation. From 2004 to 2007, Mr. Stanton was Executive Vice President of Specialty Products and Sales/Marketing for Louisiana Pacific Corporation. From 2002 to 2004, he was Vice President of Oriented Strand Board. From 1997 to 2002, Mr. Stanton held various executive level positions with Louisiana Pacific Corporation. From 1990 to 1997, Mr. Stanton worked for International Paper Company, where he held various management positions.

Mr. Stanton’s starting salary is $574,000 per year and his target cash bonus under the Company’s Executive Incentive Plan is 50% of salary. On April 13, 2007, he was granted a stock option for 30,000 shares vesting 20% at the end of each six-month period from the grant date and a restricted stock grant for 20,000 shares vesting 20% upon grant and 20% at the end of each six-month period from the grant date . Mr. Stanton is eligible for change in control severance benefits under the Company’s standard form of executive severance agreement, and for supplemental retirement benefits under the Company’s standard form of supplemental retirement agreement.

On April 13, 2007, the Company entered into a Retirement and Severance Agreement with Michael Flannery, including a general waiver and release of claims by Mr. Flannery. The agreement provides that Mr. Flannery will remain as an employee of the Company with no reduction in salary or benefits until June 30, 2007 to consult with and assist Mr. Stanton with transition issues. In addition to the benefits to which he is entitled in connection with his retirement under existing plans and agreements, the agreement provides for (a) the vesting of all 35,236 shares of Mr. Flannery’s unvested restricted stock (having a total value of approximately $260,000 based on the closing market price for the Company’s stock on April 13, 2007), and (b) an additional supplemental retirement benefit of $3,028 per month for the longer of his life or 60 months, representing the difference between the monthly retirement benefits he will receive under the Company’s Pension Plan and Supplemental Executive Retirement Income Plan based on his early retirement and the monthly benefits he would have received under those plans if he had remained with the Company at his current salary through his 65th birthday in January 2009 (with such benefit having an actuarial present value of approximately $408,000). A copy of the Retirement and Severance Agreement is filed as Exhibit 10.1 hereto.

Also on April 13, 2007, the Board of Directors approved an amendment to the Pope & Talbot, Inc. Non-Employee Director Compensation Policy and Stock Ownership Guidelines (Policy) to authorize an additional $50,000 of annual cash compensation to any non-employee director serving as Chairman of the Board. A copy of the amended Policy is filed as Exhibit 10.2 hereto.

Mr. Flannery is named as a nominee for re-election as a director of the Company in the proxy statement for the Company’s annual meeting of shareholders to be held on May 10, 2007. However, Mr. Flannery has now resigned as a director and withdrawn his candidacy for re-election as a director. Notwithstanding language in the proxy statement to the contrary, he will not be nominated for election as a director at the annual meeting. No other nominee for election as a director will be named in his place, and the Board of Directors has taken action to reduce the number of directors so there is no current vacancy on the Board.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Retirement and Severance Agreement dated April 13, 2007 between the Company and Michael Flannery.

10.2	Non-Employee Director Compensation Policy and Stock Ownership Guidelines.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 17, 2007.

POPE & TALBOT, INC.
Registrant

By	/s/ R. Neil Stuart
Name:	R. Neil Stuart
Title:	Vice President and Chief Financial Officer